Exhibit 99.1

AzurRx BioPharma CEO Issues Clarifying Statement to Shareholders

NEW YORK, August 12, 2020 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today issued the following letter to its shareholders and the investment community from James Sapirstein, President and Chief Executive Officer.

Dear AzurRx Shareholders,

I am writing to provide clarification on yesterday’s press release and conference call where we discussed the positive interim data from the first patient cohort of our combination therapy trial. We have also received a number of questions from investors regarding the study, our clinical trial timelines, our financing needs and recent changes to our proposed 2020 equity incentive plan and I would like to take this opportunity to clarify any misunderstandings and update you on recent developments.

Clinical Trials

Combination Therapy Trial

As reported yesterday, we believe that the interim data from the first cohort of five patients in the trial (of daily dose of PERT with MS1819 in patients with cystic fibrosis with severe exocrine pancreatic insufficiency) is positive and clinically meaningful. Our data and analysis shows that MS1819 is clearly responsible for the change in the Coefficient of Fat Absorption (CFA) and the improvements in the primary and secondary efficacy endpoints were consistent for all patients, across all visits. By way of summary:

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The Primary Efficacy Endpoint was met
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CFA > 80% for all patients, across all visits

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The Secondary Efficacy Endpoints all showed positive changes
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Stool Weight decreased
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The number of Stools/Day decreased
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Steatorrhea improved
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Body Weight increased
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Safety – MS1819 is safe, with no serious adverse events

Option 2 Trial

On July 22nd, we announced the initiation of the Phase 2b OPTION 2 clinical trial of MS1819 in patients with cystic fibrosis, with the first patient screened and the first three clinical trial sites activated. The trial is proceeding according to schedule and we will be providing updates in due course.

Clinical Trial Timelines

Prior to COVID-19 we anticipated top-line results from both Phase 2 clinical trials by the end of Q4 2020. Subsequently, we have revised this to the release of topline data for OPTION 2 in Q1 2021 and the release of topline data for the combination therapy trial in Q2 2021 (1H 2021), barring any major disruptions from a second wave of COVID-19. Based on communication with our clinical trials sites in the U.S. and Europe we do not anticipate delays to these new timelines. As discussed on yesterday’s call, European sites are re-opening and being initiated for the Combination Therapy trial and the OPTION 2 clinical trials sites in the U.S. are being activated and patients are currently been screened for enrollment.

Financing and Capitalization

On July 16th, we completed a private placement (the “Series B Private Placement”) of Series B Preferred Stock and warrants that resulted in gross cash proceeds of approximately $15.2 million and net cash proceeds of $13.5 million, and we additionally exchanged approximately $6.9 million principal amount plus accrued interest of senior convertible promissory notes into the Series B Private Placement.

As a result of the Series B Private Placement, the Company is in a secure financial position with a debt-free balance sheet and sufficient cash on hand to fund our operations for over a one-year period (currently expected through Q3 2021) that will enable us to complete our two Phase 2 clinical trials and initiate preparations for a pivotal Phase 3 clinical trial of MS1819.

As such, I want to reiterate that we are not looking to raise any additional capital to fund the Phase 2 MS1819 clinical programs.

Following the Series B Preferred Stock transactions, we currently have a total of approximately 87.5 million shares of common stock or reserved for issuance upon exercise or conversion of currently outstanding Series B Preferred Stock, warrants and stock options.

Equity Incentive Plan

I want to clarify a few things regarding the amended and restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”), which has been designed with an expected life of ten years.

Firstly, we are very mindful of the potential dilution resulting from the 2020 Plan and other capital raises. We have proposed an initial 10,000,000 shares, which is approximately 11-12% of the current fully diluted outstanding.

Secondly, the 2020 Plan aims to initially authorize 10,000,000 shares with potential increases to maintain availability of up to a maximum of 10% of the fully diluted share outstanding, on an as converted basis (not including shares issued and reserved under the 2020 Plan). This is consistent with the increases that have to date been automatically made under the current 2014 Omnibus Equity Incentive Plan (the “2014 Plan”). However, the proposed 2020 Plan increases are only effected on an annual basis every January 1st, rather than on a rolling basis, as per the current 2014 Plan. The proposed 2020 Plan also gives our board of directors discretion not to have such increases take effect, whereas under the 2014 Plan such increases were automatic. Both are key differences, which impose greater limitations on potentially dilutive increases under the 2020 Plan, as compared to what the 2014 Plan allows.

Lastly, the number of permitted to be issued as “incentive stock options” (“ISOs”) under the 2020 Plan has been reduced, in our amended and restated proxy statement just refiled earlier this morning, to 15,000,000 from 100,000,000. I want to be very clear that this number in no way means that these shares have been authorized to be issued, but rather establishes a permanent maximum limit for reasonable capital expansion over the expected ten-year life of the 2020 Plan.

Looking Ahead

We are committed to delivering on our milestones and focused on executing our plan to have topline data for the Phase 2b OPTION 2 monotherapy trial in Q1 2021 and the Phase 2 combination therapy trial in Q2 2021. We have raised sufficient capital to fully fund both trials and to begin preparations for a pivotal Phase 3 trial by the end of 2021. Our interim data from the combination therapy trial is positive and demonstrates that MS1819 has efficacy and is safe. The OPTION 2 monotherapy trial is actively recruiting patients.

I believe that we are on track and will be successful in meeting our objectives and increasing shareholder value.

Once again, I want to extend my personal thanks to all of you for your support of AzurRx and my personal wish that you and your loved ones stay healthy and safe.

Best regards,

James Sapirstein
President & CEO
AzurRx BioPharma, Inc.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is a biopharmaceutical company engaged in the development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. The Company is headquartered in New York, NY, with scientific operations based in Langlade, France and clinical operations in Hayward, California.  Additional information on the Company can be found at www.azurrx.com.

Important Information about the 2020 Annual Meeting

The Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the matters to be considered at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), which it anticipates to mail its stockholders on or about August 11, 2020. The definitive proxy statement contains important information about the Company and the matters to be considered at the 2020 Annual Meeting. Stockholders are urged to read the proxy statement carefully. Stockholders are able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.report. In addition, Stockholders are able to obtain free copies of the proxy statement from the Company by contacting the Chief Financial Officer at (646) 699-7855.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the matters to be considered at the 2020 Annual Meeting. Additional information regarding interests of such participants is included in the Company’s definitive proxy statement, which was initially filed with the SEC on August 7, 2020, as amended and restated on August 11, 2020.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial such as the interim results presented will be indicative of the final results of the trial. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819, the results of its clinical trials, and the impact of the coronavirus (COVID-19) pandemic on the Company’s operations and current and planned clinical trials, including, but not limited to delays in clinical trial recruitment and participation are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
1 International Place, Suite 1480
Boston, MA 02110
Phone: 617-430-7578
hans@lifesciadvisors.com